Exhibit (a)(2)
HAMPTON ROADS BANKSHARES, INC.
999 Waterside Dr., Suite 200
Norfolk, Virginia 23510
NOTICE OF SPECIAL MEETING OF SERIES A AND SERIES B
PREFERRED SHAREHOLDERS
To be Held on : September 28, 2010
To Our Series A Preferred and Series B Preferred Shareholders:
          NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of Series A preferred and Series B preferred shareholders of Hampton Roads Bankshares, Inc. (“Company”) will be held at the Dominion Tower, 999 Waterside Drive, Suite 400, Norfolk, VA, 23510 on : September 28, 2010, at 9:30 a.m. for the following purpose:
•	Preferred Amendments. To amend the Company’s Amended and Restated Articles of Incorporation, as amended, to change the terms of designations of the Series A and Series B preferred stock (“Preferred Amendments”).
          Series A and Series B preferred shareholders of record at the close of business on August 9, 2010, will be entitled to notice of and to vote at the Special Meeting and any adjournments of the Special Meeting.
          The Board of Directors may adjourn the meeting and reconvene the meeting at a later date, as permitted by the Company’s Bylaws and Virginia law.
          The Board of Directors unanimously recommends that Series A and B preferred shareholders vote “FOR” approval of the Preferred Amendments.

By Order of the Board of Directors,
/s/ Wendy W. Small
Wendy W. Small
Secretary of the Board

August 30, 2010
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY.

This Proxy Statement accompanies and forms a part of the Company’s Exchange Offer Memorandum dated August 30, 2010. The reader is directed to carefully review the Exchange Offer Memorandum for additional important information concerning the Preferred Amendments and related transactions. Because submission of your proxy in favor of the Preferred Amendments is a condition to your participation in the Exchange Offers, we recommend that you send your proxy to us in the same package as the letter of transmittal and preferred stock certificates when you tender. For more information on how to tender your preferred stock certificates, see “The Exchange Offers — Procedures for Tendering” in the accompanying Exchange Offer Memorandum.
PROXY STATEMENT
          This proxy statement is being furnished to the Series A and B preferred shareholders of Hampton Roads Bankshares, Inc. (“Company”) in connection with the solicitation of proxies by the Company’s board of directors (the “Board of Directors”) on behalf of the Company for use at a special meeting of preferred shareholders to be held on September 28, 2010 (the “Special Meeting”), at the time and place contained in the accompanying Notice of Special Meeting and at any adjournment of the Special Meeting (“Proxy Statement”). This Proxy Statement and the enclosed proxy card are being mailed to such shareholders of the Company on or about August 30, 2010.
          Holders of the Company’s non-convertible, non-cumulative and perpetual Series A Preferred Stock (“Series A Preferred”) and non-convertible, non-cumulative and perpetual Series B Preferred Stock (“Series B Preferred,” collectively with the Series A Preferred, the “Preferred Stock”) as of the close of business on August 9, 2010, will be entitled to be present and to vote at the Special Meeting. Each share of Preferred Stock is entitled to one vote on each matter to be voted at the Special Meeting, and there are no other classes of our stock entitled to vote at the Special Meeting. On August 9, 2010, there were 60,816 shares of our Preferred Stock outstanding and entitled to vote. The Board of Directors requests that you execute and return your proxy card promptly, whether or not you plan to attend the Special Meeting.
          Because submission of your proxy in favor of the Preferred Amendments is a condition to your participation in the Exchange Offers, we recommend that you send your proxy to us in the same package as the letter of transmittal and preferred stock certificates when you tender. For more information on how to tender your preferred stock certificates, see “The Exchange Offers — Procedures for Tendering” in the accompanying Exchange Offer Memorandum.
          The persons named in the proxy card to represent the Series A Preferred and Series B Preferred shareholders who are present by proxy at the meeting are John A.B. Davies, Jr., President and Chief Executive Officer and Doug Glenn, Executive Vice President, General Counsel and Chief Operating Officer.
The Company
          Hampton Roads Bankshares, Inc., a Virginia corporation, was incorporated under the laws of the Commonwealth of Virginia on February 28, 2001, primarily to serve as a holding company for the Bank of Hampton Roads (“BOHR”). On June 1, 2008, Shore Bank became a wholly-owned subsidiary of the Company. On December 31, 2008, the Company acquired all of the outstanding shares of Gateway Bank & Trust Co. (“Gateway Bank”). Subsequently, on May 8, 2009, Gateway Bank merged with and into BOHR, with BOHR being the surviving entity.

Background of the Special Meeting
The discussion below is a summary of information available in greater detail in the Exchange Offer Memorandum that accompanies this Proxy Statement and of which this Proxy Statement forms a part. Please review the Exchange Offer Memorandum, including the Risk Factors beginning on page 26 for important information relating to the Preferred Amendments and related transactions.
          Private Placements and the Recapitalization Plan
          As described in the Exchange Offer Memorandum, certain investors (the “Investors”) and the Company have entered into various definitive investment agreements to purchase 637,500,000 shares of common stock of the Company (“Common Stock”) for $0.40 per share (the “Investment Agreements”) as part of an aggregate $255 million private placement (the “Private Placements”), in two separate closings. In addition, the Company will raise a minimum of $20 million and a maximum of $40 million in a rights offering, as described below.
          The initial closing (the “First Closing”) for $235 million will occur following:
•	the approval of the Private Placements and other matters by the common shareholders at the Company’s annual meeting of shareholders to be held on September 28, 2010 at 9:30 a.m. Eastern Daylight Time, (the “Annual Meeting”), and

•	the approval of amendments to the preferred stock designations (the “Preferred Amendments”) by the holders of Common Stock and Preferred Stock, as further described below.
          The First Closing for $235 million will occur at the same time as:
•	the conversion into Common Stock (the “TARP Conversion”) of our Series C-1 mandatorily convertible fixed rate cumulative perpetual preferred stock (the “Series C-1 Preferred”) to be issued to the United States Department of the Treasury (“Treasury”) in exchange for our outstanding shares of Series C fixed rate cumulative perpetual preferred stock (the “Series C Preferred”) held by Treasury (the “TARP Exchange”),

•	the exchange of Series A Preferred and Series B Preferred for Common Stock in these Exchange Offers, and

•	the satisfaction or waiver of other closing conditions as described in the Investment Agreements.
          The second closing for an additional $20 million from the Investors (the “Second Closing” and collectively with the First Closing, the “Closings”) will occur upon the closing of the rights offering described below and the satisfaction or waiver of the other closing conditions as described in the Investment Agreements.
          As soon as practical after the First Closing the Company will conduct a rights offering for a minimum of $20 million and a maximum of $40 million that will allow existing common shareholders1 to purchase common shares at the same $0.40 purchase price per share as the Investors (the “Rights Offering”). Any portion of the Rights Offering not purchased by existing shareholders will be purchased by the Investors, subject to certain limitations.
          The Company’s “Recapitalization Plan” includes the Private Placements, Rights Offering, Exchange Offers, TARP Exchange, TARP Conversion, and Preferred Amendments, which are discussed

[1]	The existing common shareholders are the Common Stock shareholders excluding the Investors, and those Series A Preferred and Series B Preferred shareholders who tender preferred shares in the Exchange Offers (the “Existing Common Shareholders”).

in more detail in the Exchange Offer Memorandum under the heading “Background Information.” The Recapitalization Plan is subject to regulatory and shareholder approval and other conditions.
          The Preferred Amendments assure that any shares of Series A Preferred and Series B Preferred that do not participate in the Exchange Offers can be converted to Common Stock in the sole discretion of the Company on or after the first business day following the First Closing, on the same economic terms as if such shares of Series A Preferred and Series B Preferred had participated in the Exchange Offers — except that these shares will have no rights of participation in the Rights Offering. The conversion ratio for the Series A Preferred and Series B Preferred that converted will have the same conversion ratio as those shares of Preferred Stock tendered in the Exchange Offers. It is expected that the Company will exercise this conversion as soon as practical after the First Closing.
Use and Revocation of Proxies
          We offer two alternative methods of voting your proxy:
•	VOTING BY MAIL: Using the attached proxy card.
•	Mark, sign and date your proxy card and return it to the Hampton Roads Bankshares, Inc., the Dominion Tower, 999 Waterside Drive, Suite 200, Norfolk, VA 23510;

•	To be voted, mailed proxy cards must be received by: 7:30 a.m. Eastern Daylight Time on: September 28, 2010; and

•	If you are voting by telephone or through the Internet, please do not return your proxy card.
•	IN PERSON: If you prefer to submit your proxy in person, you may attend the Special Meeting scheduled on: September 28, 2010 at: 9:30 a.m. Eastern Daylight Time at the Dominion Tower, 999 Waterside Drive, Suite 400, Norfolk, VA 23510.
          If you sign, date and return your proxy card before the Special Meeting, your shares will be voted as you direct. You may vote “FOR” or “AGAINST” or you may abstain from voting on the proposal identified in this document. If you return your signed proxy card but do not specify how you want to vote your shares, your shares will be voted “FOR” the matter to be voted on at the Special Meeting.
          Execution of a proxy will not affect a shareholder’s right to attend the Special Meeting and to vote in person. Any shareholder who has executed and returned a proxy but for any reason desires to revoke it may do so at any time before the proxy is exercised by filing with the Secretary of the Company an instrument revoking it or a duly exercised proxy bearing a later date or by attending the Special Meeting and voting in person.
Record Date and Voting Rights
          Under Virginia law, the Company’s Amended and Restated Articles of Incorporation, as amended, (the “Articles of Incorporation”) and bylaws (the “Bylaws”), we have fixed August 9, 2010 as the record date for determining the shareholders entitled to notice of and to vote at the Special Meeting. Accordingly, you are only entitled to notice of, and to vote at, the Special Meeting if you were a record holder of Preferred Stock at the close of business on the record date. At that time, 23,266 shares of Series A Preferred were outstanding, held by 35 holders of record, and 37,550 shares of Series B Preferred were outstanding, held by 68 holders of record. You are entitled to one vote for each outstanding share of Preferred Stock you held as of the close of business on the record date. The holders of both the Series A Preferred and the Series B Preferred will vote together as a single class on the Preferred Amendments.
          As of August 9, 2010, there were 22,153,445 shares of Common Stock outstanding, held by 4,871 holders of record. The holders of Common Stock will also vote on the Preferred Amendments at the Company’s Annual Meeting of shareholders to be held immediately prior to this Special Meeting.
Quorum
          To have a quorum that permits us to conduct business at the Special Meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of Preferred Stock representing a majority of the combined shares of Series A Preferred and Series B Preferred outstanding and entitled to vote on the record date.
          Holders of shares of Preferred Stock present in person at the Special Meeting but not voting and shares of Preferred Stock for which the Company has received proxies indicating that their holders have abstained will be counted as present at the Special Meeting for purposes of determining whether a quorum is present for transacting business.
PROPOSAL: TO AMEND THE TERMS OF THE
SERIES A PREFERRED AND SERIES B PREFERRED
The Proposed Amendments to the Series A Preferred and Series B Preferred
     On May 23, 2010, our Board of Directors authorized and unanimously approved the Preferred Amendments. Among other things, the Preferred Amendments assure that any shares of Series A Preferred and Series B Preferred that do not participate in the Exchange Offers can be converted to Common Stock in the sole discretion of the Company on or after the first business day following the First Closing, on the same economic terms as if such shares of Series A Preferred and Series B Preferred had participated in the Exchange Offers. The Series A Preferred and Series B Preferred that are converted will have the same conversion ratio as those shares of Series A Preferred and Series B Preferred tendered in the Exchange Offers. However, unlike the shareholders that tendered their shares in the Exchange Offers, holders of Series A Preferred and/or Series B Preferred that are converted will not have the right to participate in the Rights Offering described above. Please see the section of this Proxy Statement entitled “Background of the Special Meeting — Private Placements and Recapitalization Plan” for more information.
     Additionally, the Preferred Amendments:
•	eliminate the requirement that dividends on outstanding Series A Preferred and Series B Preferred be paid or declared before any dividends are paid or declared on outstanding common shares with respect to the same dividend period;

•	eliminate the prohibitions that prevent dividends on common shares from being declared or paid during any calendar year unless a pro-rata portion of the stated annual dividend for that calendar year has been paid in full to holders of the Series A Preferred and Series B Preferred;

•	eliminate the dividend payable on Series A Preferred and Series B Preferred;

•	reduce the liquidation preference of each share of the Series A Preferred and Series B Preferred from $1,000.00, plus the amount of any declared but unpaid dividend to $100.00 per share; and

•	reduce the redemption rate of $1,000.00 for each share of Series A Preferred and Series B Preferred to $100.00 per share.

     The Preferred Amendments are subject to approval by our shareholders. Our Board of Directors has recommended that our shareholders approve the Preferred Amendments and, therefore, we are asking Preferred Shareholders to approve these Preferred Amendments at the Special Meeting. If approved, we expect that our Board of Directors will force the conversion for all outstanding Series A Preferred and Series B Preferred shares as soon as practical after the first business day following the First Closing.
          The complete text of the Preferred Amendments is attached hereto as Appendix A. If the proposal to approve the Preferred Amendments (the “Preferred Amendments Proposal”) is approved by the shareholders, the Preferred Amendments will become effective upon filing with the Virginia State Corporation Commission, which we expect to occur promptly after the Special Meeting or any adjournment of the Special Meeting. The text of the Preferred Amendments may vary for such changes that are consistent with this proposal that we may deem necessary or appropriate.
Reasons for Seeking Approval of the Preferred Shareholders
          Virginia law requires that certain amendments to the Articles of Incorporation, such as the amendments proposed in the Preferred Amendments Proposal, be submitted to the holders of the Preferred Stock affected by such amendment.
Reasons for the Preferred Amendments Proposal
          The Series A Preferred and Series B Preferred carry non-cumulative dividend obligations and a liquidation preference that is senior in priority to the Common Stock. The Preferred Amendments will reduce the financial implications of the Series A Preferred and Series B Preferred by eliminating dividends, reducing the liquidation preference and redemption value, and allowing for the conversion, at the Board of Directors’ option, of all Series A Preferred and Series B Preferred not tendered in the Exchange Offers, to Common Stock.
          As a condition to their respective investments and conversion, the Investors and Treasury require that either: (1) 100% of the Company’s outstanding shares of Preferred Stock must be tendered in exchange for shares of Common Stock, or (2) if all Series A Preferred and Series B Preferred shares are not tendered in the Exchange Offers, not less than 51% of Preferred Stock must be tendered in exchange for shares of Common Stock and vote in favor of the Preferred Amendments. It is impractical to expect that all shares of Series A Preferred and Series B Preferred will be tendered in the Exchange Offers. Therefore, to ensure the Investors will invest and Treasury will convert, shareholder approval of the Preferred Amendments is required.
          The Board of Directors also believes that reducing the financial implications of the Series A Preferred and Series B Preferred may have the following effects:
•	reduce our expenses and allow us to continue to actively pursue various alternatives to address our financial obligations;

•	allow us more time to focus on improving our performance and becoming profitable; and

•	our Common Stock will be more attractive to institutional investors.
          Approval of the Preferred Amendments Proposal is required for all holders of Series A Preferred and Series B Preferred that elect to participate in the Exchange Offers. As a result, the Preferred Amendments in conjunction with the Exchange Offers will serve to better align the interests of all Company shareholders.

          The Board has weighed the reasons for and against the Preferred Amendments Proposal and has determined that the reasons in favor of the Preferred Amendments Proposal outweigh the reasons against it. For the reasons discussed above, our Board of Directors strongly believes that approval of the Preferred Amendments Proposal is in our best interests and in the best interests of our shareholders and recommends that the Preferred Shareholders vote “FOR” the approval of the amendments.
Reasons Against the Preferred Amendments Proposal
     The Series A Preferred and Series B Preferred currently carry non-cumulative dividend obligations and a liquidation preference that is senior in priority to the Common Stock. The Preferred Amendments will eliminate all dividend obligations and priority of the Preferred Stock and will also significantly lower the liquidation preference and the redemption value of the Preferred Stock. Additionally, approval of the Preferred Amendments will allow for the conversion, at the Board’s option, of all Series A Preferred and Series B Preferred not tendered in the Exchange Offers, to Common Stock.
     The issuance of Common Stock upon the conversion of the Series A Preferred and Series B Preferred under the Preferred Amendments could result in substantial dilution to Existing Common Shareholders, and Existing Common Shareholders could own a smaller percentage of the outstanding Common Stock. The issuance of these additional shares of Common Stock could cause a significant reduction in the percentage interests of Existing Common Shareholders in voting power and in future earnings per share of such Common Stock.
Description of Outstanding Series A Preferred and Series B Preferred
          For a description of the outstanding Series A Preferred and Series B Preferred, see the section of the accompanying Exchange Offer Memorandum titled “Description of Outstanding Securities.”
Effect of Failure to Approve the Preferred Amendments Proposal
          If less than 100% of Series A Preferred and Series B Preferred are tendered in the Exchange Offers, approval of the Preferred Amendments Proposal is a closing condition of the Investment Agreements. Failure to approve the Preferred Amendments Proposal will allow the Investors to withdraw their Private Placements. As a result, if our shareholders do not approve this proposal, the Company would not be able to complete its Recapitalization Plan and may be unable to continue as a going concern in the future.
Pro Forma Financial Information
          For the pro forma effect of the Preferred Amendments and the Recapitalization Plan, see the section of the accompanying Exchange Offer Memorandum titled “Pro Forma Financial Information.”
Appraisal and Dissenters’ Rights
     Under the Virginia Stock Corporation Act, shareholders are not entitled to appraisal or dissenters’ rights with respect to the proposed amendments to the terms of the Preferred Stock.
Vote Required
     The Preferred Amendments Proposal requires the approval of a majority of the holders of outstanding shares of Series A Preferred and Series B Preferred, voting as a single class, as required under Virginia law. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval. The affirmative vote of a majority of the holders of Common Stock is also required under Virginia law. The Company’s Annual Meeting of shareholders will be held immediately before the Special Meeting and will provide holders of Common Stock with the opportunity to vote on the Preferred Amendments.
Recommendation of our Board of Directors
          Our Board of Directors has unanimously determined that the amendments to the terms of the preferred stock are in the best interests of us and our shareholders.
The Board of Directors recommends that Preferred Shareholders vote “FOR” the
Preferred Amendments.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
     Certain statements contained in this Proxy Statement constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends,” or other similar words or terms are intended to identify forward-looking statements. These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by risk factors described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and our Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2010, as amended, and June 30, 2010, including:
•	We may be unable to close the Private Placements under the Investment Agreement or carry out our Recapitalization Plan;

•	We need to raise additional capital that may not be available to us when needed;

•	The uncertainty regarding our ability to continue as a going concern may affect our business relationships;

•	The Company has restated its financial statements, which may have a future adverse effect;

•	BOHR is restricted from accepting brokered deposits and offering interest rates on deposits that are substantially higher than the prevailing rates in our market;

•	BOHR may become subject to additional regulatory restrictions or be placed in receivership in the event that our regulatory capital levels continue to decline;

•	Current and future increases in FDIC insurance premiums, including the FDIC special assessment imposed on all FDIC-insured institutions, will decrease our earnings. In addition, FDIC insurance assessments will likely increase from the inability to maintain a well capitalized status, which would further decrease earnings;

•	We have entered into a written agreement with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions, which requires us to designate a significant amount of resources to complying with the agreement and may have a material adverse effect on our operations and the value of our securities;

•	Our estimate for losses in our loan portfolio may be inadequate, which would cause our results of operations and financial condition to be adversely affected;

•	We have had and may continue to have large numbers of problem loans and difficulties with our loan administration, which could increase our losses related to loans;

•	Our lack of eligibility to continue to use a short form registration statement on Form S-3 may affect our short-term ability to access the capital markets;

•	If our Company were to suffer loan losses similar in amounts to those that may be predicted by a SCAP test, they could have a material adverse effect on our results of operations and the price, and market for, our Common Stock;

•	We have recently had significant turnover in our senior management team, and this turnover could negatively impact our future results of operations;

•	Governmental regulation and regulatory actions against us may impair our operations or restrict our growth;

•	If the value of real estate in the markets we serve were to decline materially, a significant portion of our loan portfolio could become under-collateralized, which could have a material adverse effect on us;

•	Our commercial real estate, and equity line lending may expose us to a greater risk of loss and hurt our earnings and profitability;

•	A significant amount of our loan portfolio contains loans used to finance construction and land development;

•	Our lending on vacant land may expose us to a greater risk of loss and may have an adverse effect on results of operations;

•	Difficult market conditions have adversely affected our industry;

•	A significant part of Gateway Bank’s loan portfolio is unseasoned, and we can give no assurances as to the levels of future losses related to that portfolio;

•	We are not paying dividends on our preferred stock or Common Stock and are deferring distributions on our Trust Preferred Securities, and we are prevented in otherwise paying cash dividends on our Common Stock. The failure to resume paying dividends on our Series C Preferred and Trust Preferred Securities may adversely affect us;

•	Our ability to maintain adequate sources of funding may be negatively impacted by the current economic environment which may, among other things, impact our ability to pay dividends or satisfy our obligations;

•	Our ability to maintain adequate sources of liquidity may be negatively impacted by the current economic environment which may, amount other things, impact our ability to pay dividends or satisfy our obligations;

•	The current economic environment may negatively impact our ability to maintain required capital levels or otherwise negatively impact our financial conditions, which may, among other things, limit access to certain sources of funding and liquidity;

•	We may face increasing deposit-pricing pressures, which may, among other things, reduce our profitability;

•	We may continue to incur losses if we are unable to successfully manage interest rate risk;

•	A substantial decline in the value of our Federal Home Loan Bank common stock may result in an “other-than-temporary” impairment charge;

•	Our future success is dependent on our ability to compete effectively in the highly competitive banking industry;

•	Our operations and customers might be affected by the occurrence of a natural disaster or other catastrophic event in our market area;

•	We face a variety of threats from technology based frauds and scams;

•	Virginia law and the provisions of our Articles of Incorporation and Bylaws could deter or prevent takeover attempts by a potential purchaser of our Common Stock that would be willing to pay you a premium for your shares of our Common Stock;

•	Our directors and officers have significant voting power;

•	Current levels of market volatility are unprecedented;

•	The Company has issued three series of preferred stock that have rights that are senior to those of its common shareholders;

•	Because of our participation in the Troubled Asset Relief Program, we are subject to several restrictions including restrictions on compensation paid to our executives;

•	Our business, financial condition, and results of operations are highly regulated and could be adversely affected by new or changed regulations and by the manner in which such regulations are applied by regulatory authorities;

•	Banking regulators have broad enforcement power, but regulations are meant to protect depositors, and not investors;

•	The fiscal, monetary and regulatory policies of the Federal Government and its agencies could have a material adverse effect on our results of operations;

•	The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 may adversely affect our business, financial condition and results of operations;

•	There can be no assurance that recently enacted legislation will stabilize the U.S. financial system; and

•	The soundness of other financial institutions could adversely affect us.
     Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We undertake no obligation to update publicly any of these statements in light of future events.
DOCUMENTS INCORPORATED BY REFERENCE
          This Proxy Statement incorporates by reference important business and financial information that we file with the SEC. As allowed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, the below documents are incorporated by reference and therefore are considered part of this Proxy Statement. Important information is disclosed to you by referring you to these documents.
          The following documents we filed with the SEC are incorporated by reference and shall be deemed to be a part of this document:
(1)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended;

(2)	the Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2010, as amended, and June 30, 2010;

(3)	the Company’s Current Reports on Form 8-K filed on January 6, 2010, February 10, 2010, February 17, 2010, April 7, 2010, April 23, 2010 (two (2) separate Current Reports on Form 8-K were filed on this day), May 19, 2010, May 24, 2010, May 27, 2010, June 7, 2010 (two (2) separate Current Reports on Form 8-K were filed on this day), June 10, 2010 (as amended on June 11, 2010), June 14, 2010 (two (2) separate Current Reports on Form 8-K were filed on this day), June 17, 2010, July 1, 2010, July 7, 2010, July 12, 2010, July 13, 2010, July 27, 2010, August 10, 2010 (two (2) separate Current Reports on Form 8-K were filed on this day), August 12, 2010, August 17, 2010 and August 18, 2010;

(4)	the Company’s Definitive Proxy Statement related to its 2010 Annual Meeting of shareholders, as filed with the SEC on August 30, 2010; and

(5)	the Company’s Tender Offer Statement filed on Schedule TO-I on August 30, 2010 including the Company’s Exchange Offer Memorandum attached thereto as Exhibit (a)(1)(A), of which this Proxy Statement forms a part.
WHERE YOU CAN FIND MORE INFORMATION
          We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or our website at http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=4066242.
          Upon written request, we will provide shareholders with a copy of our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and other such documents we have filed with the SEC, without charge.
          In addition, this Proxy Statement accompanies and forms a part of the Company’s Exchange Offer Memorandum dated August 30, 2010. The Exchange Offer Memorandum, including this Proxy Statement, has been filed as Exhibit (a)(1)(A) to the Company’s Tender Offer Statement filed with the SEC on Schedule TO-I on August 30, 2010.
          Please direct written requests for a copy any of the foregoing documents to: Attn: Douglas J. Glenn, Executive Vice President, General Counsel, and Chief Operating Officer at Hampton Roads Bankshares, Inc., 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510.

BY ORDER OF THE BOARD OF DIRECTORS OF THE COMPANY
Norfolk, Virginia	/s/ Wendy W. Small
August 30, 2010	Wendy W. Small, Secretary

Please mark, sign and date your proxy card and
return it as soon as possible.
Hampton Roads Bankshares, Inc.
999 Waterside Dr., Suite 200
Norfolk, Virginia 23510
APPOINTMENT OF PROXY SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF HAMPTON ROADS BANKSHARES, INC.
FOR THE SPECIAL MEETING TO BE HELD SEPTEMBER 28, 2010
          APPOINTMENT OF PROXY: The undersigned shareholder of Hampton Roads Bankshares, Inc., a Virginia Corporation (the “Company”), hereby appoints John A.B. Davies, Jr., President and Chief Executive Officer and Douglas J. Glenn, Executive Vice President, General Counsel and Chief Operating Officer (the “Proxies”), as proxies with full power of substitution to act and vote for and on behalf of the undersigned at the Special Meeting of Shareholders of the Company to be held on September 28, 2010, at 9:30 a.m., at the Dominion Tower, 999 Waterside Drive, Suite 400, Norfolk, Virginia 23510, or at any adjournments of such meeting, as fully as the undersigned would be entitled to act and vote if personally present, in the election of directors, upon the proposals listed below and described in the Proxy Statement and in their discretion with respect to such other matters that may properly be brought before the meeting or any adjournment of such meeting. If only one such Proxy be present and acting as such at the meeting or any adjournment, that one shall have all the powers hereby conferred.
— Please complete and sign on the other side —

— Continued from the reverse side —
Your vote is important. Please complete, date and sign this appointment of proxy and return it promptly to the Company, even if you plan to attend the meeting, so that your shares may be represented at the Special Meeting.
Hampton Roads Bankshares, Inc.
REVOCABLE PROXY
This appointment of proxy will be voted with respect to ALL SHARES held by the undersigned as directed, or, if no directions are indicated, will be voted FOR all items and in the discretion of the proxies with respect to any other matter. The undersigned hereby revokes all appointments of proxy previously given to vote at said meeting or any adjournments of such meeting.
Board recommendation. The Board of Directors recommends a vote FOR Proposal No. 1.
1.	Preferred Amendments. To amend our Articles of Incorporation to change the terms of designations of the Series A and Series B preferred stock.

☐ For ☐ Against ☐ Abstain

Signature of Shareholder

Signature of Shareholder Joint Owner

Print Registered Shareholder Name

Print Registered Joint Shareholder Name

Date: ____________________________________, 2010

Please sign above exactly as your name appears on the stock certificate and fill in the date. If there are joint owners, each must sign personally. Trustees and others signing in a representative capacity should indicate below the capacity in which they sign. If a corporation submits this appointment of proxy, it should be executed in the full corporate name by a duly authorized officer. If a partnership submits this appointment of proxy, please have it signed in the partnership name by an authorized person.

Appendix A
ARTICLES OF AMENDMENT
TO
THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
HAMPTON ROADS BANKSHARES, INC.
The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:
1.	The name of the corporation is Hampton Roads Bankshares, Inc.

2.	The Corporation’s Amended and Restated Articles of Incorporation (the “Articles”) are amended as follows:
(a)	Article III, paragraph (b) of the Articles is hereby amended by deleting the fourth sentence thereof.

(b)	Article III, paragraph (c) of the Articles is hereby amended by replacing the words “Series A Preferred Stock” with “Series A Convertible Preferred Stock” in the first sentence of the first paragraph thereof.

(c)	Article III, paragraph (c)(i) of the Articles is hereby amended and restated by deleting it in its entirety and replacing it with the following:

“(i) Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be 23,266.”

(d)	Article III, paragraph (c)(ii) of the Articles is hereby amended by deleting the words “with respect to dividend rights and”.

(e)	Article III, paragraph (c)(iii) of the Articles is hereby amended and restated by deleting it in its entirety and replacing it with the following:

“(iii) Dividends. The holders of Series A Preferred Stock are not entitled to receive any dividends from the Corporation.”

(f)	Article III, paragraph (c)(iv) of the Articles is hereby amended by:
(1)	deleting the words “but prior to any distribution of assets to holders of the Common Stock,” in the first sentence thereof; and

(2)	replacing the amount “$1,000.00” with “$100.00” in the first sentence thereof.
(g)	Article III, paragraph (c)(v) of the Articles is hereby amended and restated by deleting it in its entirety and replacing it with the following:

“(v) Voting. Shares of Series A Preferred Stock shall be non-voting shares, and holders of Series A Preferred Stock shall have no right to vote on matters submitted to a vote of the Corporation’s shareholders (including any right to a class or series vote as may be contemplated by the VSCA).”

(h)	Article III, paragraph (c)(vi) of the Articles is hereby amended by replacing the amount “$1,000.00” with “$100.00”.

(i)	A new Article, Article III(c)(vii), shall be added to the Articles as follows:
“(vii)	Conversion Rights.
(A) The holders of the Series A Preferred Stock shall not be entitled to any right to convert voluntarily their shares of Series A Preferred Stock into shares of the Corporation’s Common Stock.
(B) On or after the first business day following the First Closing (as defined in the Second Amended and Restated Investment Agreement, dated as of August 11, 2010, by and among the Corporation, Carlyle Global Financial Services Partners, L.P. and ACMO-HR, L.L.C., as may be amended (the “Investment Agreement”)), the Corporation shall have the right, but not the obligation, to convert in whole but not in part (the “Series A Corporation Conversion Right”) each outstanding share of Series A Preferred Stock into 375 shares of Common Stock, such First Closing to be announced by means of a press release disseminated for publication and publicly filed by the Corporation with the Securities and Exchange Commission.
(C) To exercise a Series A Corporation Conversion Right, the Corporation shall deliver to each holder of record of Series A Preferred Stock an irrevocable written notice (a “Series A Corporation Conversion Notice”) indicating the effective date of the conversion, which date shall be no less than five business days and no more than ten business days after the date of such written notice (the “Series A Corporation Conversion Date”). On the Series A Corporation Conversion Date, all outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not certificates representing such shares are surrendered to the Corporation

2

(or to an agent designated by the Corporation), and certificates, if any, previously representing shares of Series A Preferred Stock shall represent only shares of Common Stock into which the shares of Series A Preferred Stock previously represented thereby have been converted pursuant hereto. Upon the occurrence of the conversion of the Series A Preferred Stock pursuant to this Article III(c)(vii), each holder of shares of Series A Preferred Stock shall surrender the certificates of Preferred Stock, if any, representing such holder’s shares to the Corporation, and, as promptly as practicable after receipt thereof, the Corporation shall deliver (or cause an agent designated by the Corporation to deliver) the shares of Common Stock issuable upon such conversion to such holder.
(D) The person or persons entitled to receive the shares of Common Stock issuable upon conversion of the Series A Preferred Stock effected by the Corporation’s exercise of the Series A Corporation Conversion Right shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Series A Corporation Conversion Date.
(E) No fractional shares of Common Stock shall be issued to any holder of shares of Series A Convertible Stock upon conversion of any shares of the Series A Preferred Stock, and any fractional shares that otherwise would be deliverable to any holder upon such conversion (after taking into account all shares of Series A Preferred Stock held by such holder) will instead be rounded upwards to the nearest whole common share.
(F) All Common Stock, which may be issued upon conversion of the Series A Preferred Stock, will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.
(j)	Article III, paragraph (d) of the Articles is hereby amended by replacing the words “Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock” with “Series B Convertible Perpetual Preferred Stock” in the first sentence of the first paragraph thereof.

(k)	Article III, paragraph (d)(i) of the Articles is hereby amended and restated by deleting it in its entirety and replacing it with the following:

“(i) Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series B Convertible Perpetual Preferred Stock” (the “Series B Preferred Stock”). The authorized number of shares of Series B Preferred Stock shall be 37,550.”

3

(l)	Article III, paragraph (d)(ii) of the Articles is hereby amended by deleting “with respect to dividend rights and.”

(m)	Article III, paragraph (d)(iii) of the Articles is hereby amended and restated by deleting it in its entirety and replacing it with the following:
(1)	“(iii) Dividends. The holders of Series B Preferred Stock are not entitled to receive any dividends from the Corporation.”
(n)	Article III, paragraph (d)(iv) of the Articles is hereby amended by:
(1)	Deleting the words “but prior to any distribution of assets to holders of the Common Stock,” in the first sentence thereof; and

(2)	replacing the amount “$1,000.00” with “$100.00” in the first sentence thereof.
(o)	Article III, paragraph (d)(v) of the Articles is hereby amended and restated by deleting it in its entirety and replacing it with the following:

“(v) Voting. Shares of Series B Preferred Stock shall be non-voting shares, and holders of Series B Preferred Stock shall have no right to vote on matters submitted to a vote of the Corporation’s shareholders (including any right to a class or series vote as may be contemplated by the VSCA).”

(p)	Article III, paragraph (d)(vi) of the Articles is hereby amended by replacing the amount “$1,000.00” with “$100.00”.

(q)	A new Article, Article III(d)(vii), shall be added to the Articles as follows:
“(vii)	Conversion Rights.
(A) The holders of the Series B Preferred Stock shall not be entitled to any right to convert voluntarily their shares of Series B Preferred Stock into shares of the Corporation’s Common Stock.
(B) On or after the first business day following the First Closing (as defined in the Investment Agreement, the Corporation shall have the right, but not the obligation, to convert in whole but not in part (the “Series B Corporation Conversion Right”) each outstanding share of Series B Preferred Stock into 375 shares of Common Stock, such First Closing to be announced by means of a press release disseminated for publication and publicly filed by the Corporation with the Securities and Exchange Commission.
(C) To exercise a Series B Corporation Conversion Right, the Corporation shall deliver to each holder of record of Series B Preferred

4

Stock an irrevocable written notice (a “Series B Corporation Conversion Notice”) indicating the effective date of the conversion, which date shall be no less than five business days and no more than ten business days after the date of such written notice (the “Series B Corporation Conversion Date”). On the Series B Corporation Conversion Date, all outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not certificates representing such shares are surrendered to the Corporation (or to an agent designated by the Corporation), and certificates, if any, previously representing shares of Series B Preferred Stock shall represent only shares of Common Stock into which the shares of Series B Preferred Stock previously represented thereby have been converted pursuant hereto. Upon the occurrence of the conversion of the Series B Preferred Stock pursuant to this Article III(d)(vii), each holder of shares of Series B Preferred Stock shall surrender the certificates of Preferred Stock, if any, representing such holder’s shares to the Corporation, and, as promptly as practicable after receipt thereof, the Corporation shall deliver (or cause an agent designated by the Corporation to deliver) the shares of Common Stock issuable upon such conversion to such holder.
(D) The person or persons entitled to receive the shares of Common Stock issuable upon conversion of the Series B Preferred Stock effected by the Corporation’s exercise of the Corporation Conversion Right shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Series B Corporation Conversion Date.
(E) No fractional shares of Common Stock shall be issued to any holder of shares of Series B Convertible Stock upon conversion of any shares of the Series B Preferred Stock, and any fractional shares that otherwise would be deliverable to any holder upon such conversion (after taking into account all shares of Series B Preferred Stock held by such holder) will instead be rounded upwards to the nearest whole common share.
(F) All Common Stock, which may be issued upon conversion of the Series B Preferred Stock, will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.
3.	The foregoing amendments were adopted on [ ], 2010.

4.	Pursuant to Article VIII of the Corporation’s Amended and Restated Articles of Incorporation, this amendment has been approved and recommended by at least two-thirds (2/3) of the Board of Directors of the Corporation.

5

5.	The amendments were proposed by the board of directors and submitted to the shareholders in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia, and:
(a)	The designation, number of outstanding shares and number of votes entitled to be cast by each voting group entitled to vote separately on the amendments were:

Designation	Number of outstanding shares	Number of votes
(b)	The total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment was:

Designation	Total votes FOR	Total votes AGAINST
(c)	The total number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

6

     IN WITNESS WHEREOF, Hampton Roads Bankshares Inc. has caused these Articles of Amendment to the Amended and Restated Articles of Incorporation to be signed by [                    ], a duly authorized officer of the Corporation, on                     .

HAMPTON ROADS BANKSHARES, INC.

By:
Name:
Title:

7